Exhibit 24(b)(8.33)

Amendment No. 1 to Amended and Restated
Administrative Services Agreement
Franklin Templeton Services, LLC
ING Life Insurance and Annuity Company
ING USA Annuity and Life Insurance Company
ReliaStar Life Insurance Company
ReliaStar Life Insurance Company of New York

THIS AMENDMENT, is made by and among Franklin Templeton Services, LLC (the "Fund
Administrator"), and ING Life Insurance and Annuity Company, ING USA Annuity and Life
Insurance Company and ReliaStar Life Insurance Company (each of which is referred to as the
"Company").

WHEREAS, The Company and the Fund Administrator have entered into an Amended and
Restated Administrative Services Agreement, dated as of October 3, 2005, as may be amended from time to time (the "Agreement"), concerning certain administrative services with respect to each series
("Fund" or "Funds") of Franklin Templeton Variable Insurance Products Trust (the "Trust"), which
Funds are investment options in certain variable life insurance and variable annuity contracts issued by the Company; and

WHEREAS, the Company and the Fund Administrator wish to amend the Agreement for the purpose of adding a new party to the Agreement, and certain new variable life or variable annuity insurance contracts covered by the Agreement.

NOW, THEREFORE, in consideration of past and prospective business relations, the Fund
Administrator and the Company hereby amend the Agreement as follows:

1.	ReliaStar Life Insurance Company of New York is hereby added as a party to the Agreement
(the "Company").

2.	Schedule B of the Agreement is hereby deleted in its entirety and replaced with the Schedule
B attached hereto.

3.	All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

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This Amendment is executed as of May 17, 2006.

FRANKLIN TEMPLETON SERVICES, LLC

By: /s/ Robert C. Hays
Name: Robert C. Hays
Title: Vice President

ING LIFE INSURANCE AND ANNUITY COMPANY

By: /s/ Richard K. M. Lau
Name: Richard K. M. Lau
Title: Vice President

ING USA ANNUITY AND LIFE INSURANCE
COMPANY

By: /s/ Richard K. M. Lau
Name: Richard K. M. Lau
Title: Vice President

RELIASTAR LIFE INSURANCE COMPANY

By: /s/ Richard K. M. Lau
Name: Richard K. M. Lau
Title: Vice President

RELIASTAR LIFE INSURANCE COMPANY OF NEW
YORK

By: /s/ Richard K. M. Lau
Name: Richard K. M. Lau
Title: Vice President

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Schedule B

Administrative Expense Payments

The Fund Administrator agrees to pay the Company a fee, computed daily and paid quarterly in arrears, equal to an annual rate as set forth below, applied to the average daily net assets of the shares of the Funds held in the subaccounts of the Accounts. The payment will be computed and paid in the manner described more completely in the Agreement.

#	Company Name	Product Name	Funds of the Trust	Fee Rate	Date of beginning of period for computation of fee
1.	ING Life Insurance and Annuity Company	All products for which Funds of the Trust are investment options	Franklin Growth and Income
Securities Fund
Franklin Income Securities Fund
Franklin Small Cap Value Securities
Fund
Franklin Small-Mid Cap Growth
Securities Fund
Franklin U.S. Government Fund
Mutual Shares Securities Fund
Templeton Developing Markets
Securities Fund
Templeton Foreign Securities Fund
			Templeton Growth Securities Fund	% %	07-01-01 05-01-06
2.	ING USA Annuity and Life Insurance Company	All products for which Funds of the Trust are investment options		% %	01-02-02 05-01-06
3.	ReliaStar Life Insurance Company	All products for which Funds of the Trust are investment options		% %	05-03-04 05-01-06
4.	ReliaStar Life Insurance Company of New York	All products for which Funds of the Trust are investment options		%	05-01-06

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